Exhibit 99

Joint Filer Information

Each of the following joint filers (each, a “Joint Filer”) has designated Royal Capital Management LLC as the “Designated Filer” for purposes of Item 1 of the attached Form 4:

(1)           Royal Capital Management, LLC (“Royal”)

(2)           Yale M. Fergang (“Fergang”)

(3)           Robert W. Medway (“Medway”)

The address of the Designated Filer is 623 Fifth Avenue, 24th Floor, New York, New York 10022

The address of Fergang and Medway is 623 Fifth Avenue, 24th Floor, New York, New York, 10022.

Issuer & Ticker Symbol: Novamerican Steel Inc (TONS)

Date of Event Requiring Statement:  1/10/2008

Signature:

Royal Capital Management, LLC.

Yale M. Fergang
By: Yale M. Fergang, Managing member of Royal Capital Management, LLC

Signature:

/s/ Yale M. Fergang
Yale M. Fergang

Signature:

/s/ Robert W. Medway
Robert W. Medway